Exhibit (c)(4)

Project Virgil January 2025 Used: 1/31/2025

Restricted - External Proposed Agenda Process Update 4 Virgil Trading Performance 8

Process Update

Restricted - External Overview of process & dialogue 4 Preliminary conversations addressing inbound interest in H2f24 led to formal process held in January 2025 12 7 4 2 Inbound Interest and Introductory Dialogue (Q3/Q4f24) Still Active Highly Active in Post- NDA Diligence (Mid/Late January 2025) Signed NDAs and Invited to Formal Process (Mid-January 2025) . In the preceding months through Q4f24, the Company engaged with inbound interest from various potential acquirers by holding introductory conversations both in person and via videocall . The Company signed NDAs with seven parties that had communicated credible preliminary interest in a potential transaction . These seven received invites to a virtual data room on or around 1/18, and they were sent process letters asking for IOIs to be submitted by 1/28 . Four parties engaged in notably active post-NDA activity that included submitting diligence requests and holding calls and meetings covering financial and business strategy diligence including with the Companyfs CEO and CFO . Bain Capital submitted a non-binding IOI on 1/28 . TPG remains highly active in finalizing their initial diligence and potentially imminently submitting a non-binding IOI

Restricted - External Pass rationale summary Selected pass rationale among post-NDA parties who elected not to submit IOIs Five Parties Passed Post-NDA(a) Did not engage in process post invitation . Clearlake . GTCR . TA Associates Passed after diligence . Silver Lake . Thoma Bravo Slowing growth in recent years and in near-term outlook . Multi-year trend of slowing topline growth across revenue, volume, and customer counts mutes interest from parties seeking to invest into businesses with stronger current growth profile Inability to offer compelling purchase price premium to public market value . Initial conversations with some parties took place in 2024 when the share price was trading at ~$8 . By January when the Companyfs share price had appreciated to $10-11, some parties indicated they could not offer a compelling premium to current public market value Lack of visibility in various cited growth opportunities underlying the Companyfs LRP model . Desire to see material traction in identified growth vectors such as Payments Accelerator, new pay modes, and Spend Management in order to more fully underwrite the growth projected in the LRP Revenue mix . Some parties cited desire to see mix and growth opportunities more heavily weighted to software revenue versus the majority of the Companyfs existing revenue coming from payment monetization Seeking transformational component of investment thesis . One party noted desire for notionally gtransformationalh opportunity, such as major imminent M&A, to form the core of their investment thesis, versus just underwriting incremental product roadmap and go-to-market growth drivers Complexities and timing associated with regulatory approvals required to close . Necessity of securing MTL license transfers add transaction complexity and significant time between signing and closing, impacting potential buyer interest 5 (a) Among the twelve parties with which the Company engaged in preliminary dialogue, five did not proceed to NDA signing. These five were Summit Partners, Vista Equity, Blackstone, Constellation, and Francisco Partners.

Restricted - External Bain Capital non-binding IOI summary Received 1/28/25 Transaction . Acquisition of 100% of AvidXchange in all-cash transaction Purchase Price . Enterprise value: $1.9-2.1bn . Purchase price per share(a): $10.75 . 11.25 o Premium vs. Closing Share Price on 1/30/25: 1-6% o Premium vs. 180-day VWAP: 16-21% Valuation Multiples . 2024 EBITDA Multiple: 22-25x . 2025E EBITDA Multiple: 18-20x . 2024 EBITDA less Capitalized Software Spend Multiple: 28-31x(b) . 2025E EBITDA less Capitalized Software Spend Multiple: 22-25x Acquisition Funding(c) . Debt: $732mm (34% of sources of cash) o ~7x Q4f24 run-rate EBITDA . Equity: $1,405mm (66% of sources of cash) Remaining Due Diligence . (i) Market & competitive landscape, (ii) recent performance and 2025 budget, (iii) ePay strategy and new payment modes, (iv) supplier-level data analysis, (v) partner-level data analysis, (vi) client and partnerships review, (vii) go-to-market, (viii) cost and operations, (ix) technology platform, product roadmap, and R&D organization, (x) accounting, and (xi) legal Timing . 4-6 weeks from IOI acceptance to signing definitive documentation . Would not occur before the Companyfs earnings announcement in late February Advisors . Have engaged Kirkland & Ellis (legal counsel), AlixPartners (cost diligence), and EY-Parthenon (technical) for post-IOI work Closing Conditions . Final approval from Bainfs investment committee prior to signing definitive documentation, with no additional approvals required Expected Legal Terms . (i) No indemnity deal, (ii) a go-shop period and a reduced go-shop termination fee, (iii) a general company termination fee and sponsor reverse termination fee, (iv) expense reimbursement by the company in limited circumstances where the required shareholder vote is not obtained, (v) and customary financing provisions for a sponsor-backed LBO (a) Bain Capital assumed FDSO of 216.7mm (b) Bain Capital specifically cited an implied 2024 EBITDA less capitalized software development spend multiple of 31-33x, using a projected 2024E metric of $62mm, which was lower than the actual full year 2024 metric was $67mm (c) Funding of sources of cash assuming midpoint of purchase price range 6

Virgil Trading Performance

Restricted - External Virgil Share Price Over Time $5 $10 $15 $20 $25 $30 Oct-21 Apr-22 Nov-22 May-23 Dec-23 Jun-24 Jan-25 Source(s): FactSet. Market data as of 1/29/2025. 1. Displaying Broker consensus NTM revenue growth, NTM Gross Profit margins and NTM EBITDA margins. Share Price Since IPO $10.76 Post-Earnings Price Reaction IPO Price $25.00 First Day Close: $24.94 Nov 2024 3Q24 earnings; Strong bottom line growth; raised EBITDA guidance from $74mm to $78.5mm Nov 2021 3Q21 earnings; Beat revenue by 6% and EBITIDA by 55%; May 2022 1Q22 earnings; Raised CY23 revenue guidance from $299mm to $305mm Jan 2023 Named Dan Drees as President Jun 2023 Virgil Investor Day CY21 CY22 CY23 CY24 Q3 Q4 CY21 Q1 Q2 Q3 Q4 CY22 Q1 Q2 Q3 Q4 CY23 Q1 Q2 Q3 NTM Rev Growth(1) 24% 20% 20% 22% 21% 20% 16% 16% 16% 18% 19% 17% 17% 17% 13% 11% NTM Gross Margin(1) 61% 63% 63% 62% 64% 65% 66% 66% 67% 68% 70% 72% 72% 73% 73% 74% NTM EBITDA Margin(1) (17%) (13%) (13%) (10%) (7%) (3%) 1% 1% 2% 6% 10% 17% 17% 18% 19% 21% NTM Rule of 40 7% 7% 7% 12% 14% 17% 17% 17% 18% 24% 29% 34% 34% 35% 32% 32% Share Price Summary High Low Avg Since IPO $26.57 $6.14 $10.44 LTM $13.29 $7.44 $10.57 Market & Operating Summary (1/29/2025) 2024E 2025E 2026E Market Cap $2,399 EV / Revenue 4.8x 4.3x 3.8x (-) Cash ($386) EV / Gross Profit 6.5x 5.8x 5.0x (+) Debt $72 EV / EBITDA 26.2x 21.0x 15.9x Enterprise Value $2,086 Jul 2024 2Q24 earnings; Lowered CY24 revenue guidance from $445mm to $437.5mm Aug 2024 Announced first ever Share Repurchase Plan of up to $100mm 30% 1-day drop $12.72 $8.94 8

Restricted - External Virgil Relative Share Price Performance vs. Peers Source(s): FactSet. Market data as of 1/29/2025. 1. Peers include BILL, FLYW, PAY, ADYEN, PAYO, FOUR, WEX, CPAY, and BL. Share Price Performance Since IPO 0% 50% 100% 150% Oct-21 Apr-22 Nov-22 May-23 Dec-23 Jun-24 Jan-25 Virgil Peers (57%) (1%) (1) Performance Since IPO 3-Yr 2-Yr 1-Yr YTD Virgil (57%) 19% (6%) (6%) 5% Peers (1%) 17% 10% 28% 5% 9

Restricted - External Virgil Q2 2024 Earnings Release on CY2024E Guidance Source(s): FactSet, Broker Research, Company filings. Revenue Adj. EBITDA $441.0 $442.0 $436.0 $444.4 $447.6 $447.0 $447.5 $448.0 $439.0 Q1 ’24A May Roadshow Q2 ’24A Interest from customer funds $45 $45 $49 $67 $71 $73 $52 $73 $77 $71 $75 $75 Q1 ’24A May Roadshow Q2 ’24A ($ in millions) ($ in millions) Consensus CY24E Guidance Over Time Ä to Midpoint 0% (0.5%) (2.2%) 32% 0% (3.8%) 10

Restricted - External Virgil Q4 2024 and CY2025E Consensus vs. Guidance Q4 2024A CY2025E Source(s): Company Filings, Virgil Management Estimates, Broker Research as of 1/29/2025. 1. Calculated by taking latest FY guidance from 3Q24 disclosure and subtracting reported nine month results for 2024 (Q1 – Q3 2024). 2. Based on discussions with management. (1) (2) Consensus (Midpoint) Illustrative Guidance(2) $ Delta % Delta Revenue (Low) $480.0 $453.0 ($27.0) (5.6%) Growth 9.4% 3.2% 620bps Revenue (Midpoint) $480.0 $456.5 ($23.5) (4.9%) Growth 9.4% 4.0% (540bps) Revenue (High) $480.0 $460.0 ($20.0) (4.2%) Growth 9.4% 4.8% (460bps) EBITDA (Low) $99.5 $87.0 ($12.5) (12.6%) Margin 20.7% 19.2% (150bps) EBITDA (Midpoint) $99.5 $89.5 ($10.0) (10.1%) Margin 20.7% 19.6% (110bps) EBITDA (High) $99.5 $92.0 ($7.5) (7.5%) Margin 20.7% 20.0% (70bps) Implied Q4(1) Consensus Actuals Ä to Implied Ä to Consensus Revenue $114.5 $114.9 $115.4 0.8% 0.4% Growth 10.0% 10.3% 10.9% 90bps 60bps EBITDA $20.1 $21.2 $26.3 30.8% 24.1% Margin 17.6% 18.5% 22.8% 520bps 430bps 11

Restricted - External (9.6%) (11.2%) (14.7%) (19.3%) (7.6%) (8.2%) (14.1%) (15.5%) 0.0%-(1.5%) (1.5%)-(3.0%) (3.0%)-(4.5%) (4.5%)-(6.0%) 128 123 193 223 85 88 168 192 0.0%-(1.5%) (1.5%)-(3.0%) (3.0%)-(4.5%) (4.5%)-(6.0%) (7.6%) (13.9%) (15.9%) (5.0%) (10.2%) (17.2%) 0.0%-(1.5%) (1.5%)-(3.0%) (3.0%)-(4.5%) 65 143 213 50 105 162 0.0%-(1.5%) (1.5%)-(3.0%) (3.0%)-(4.5%) Technology Universe Guidance Analysis Over The Last 3 Years(1) Sales Guidance Revision Source(s): Company Filings, FactSet. Market data as of 1/29/2025. 1. Analysis includes Technology stocks traded on a major exchange with market caps over $500mm and who have reported full year guidance on a quarterly cadence over the past 3 years. 2. Values shown for companies that have revised sales or EBITDA guidance lower for the full year and experienced a negative stock price reaction the following day. Excludes 27 instances when firms have not recovered after 650 days or below 10 days. EBITDA Guidance Revision Average 1-Day Share Price Reaction(2) Days to Recover(2) Average Median % Guidance Revision % Guidance Revision 12

Restricted - External - 10.0x 20.0x 30.0x Oct-21 Apr-22 Nov-22 May-23 Dec-23 Jun-24 Jan-25 Virgil Peers 2.0x 6.0x 10.0x 14.0x Oct-21 Apr-22 Nov-22 May-23 Dec-23 Jun-24 Jan-25 Multiples Compared to Peers Source(s): FactSet. Market data as of 1/29/2025. 1. Peers include BILL, FLYW, PAY, ADYEN, PAYO, FOUR, WEX, CPAY, and BL. 2. Excludes multiples below 7x and above 28x over period. Median EV / NTM Revenue Over Time Median EV / NTM EBITDA Over Time(2) 6.3x 4.3x 16.2x (1) Average EV / NTM EBITDA 1 Year 2 Year 3 Year Peers 13.3x 12.3x 12.5x 0.0x Average EV / NTM Revenue 1 Year 2 Year 3 Year Virgil 4.0x 4.0x 4.0x Peers 5.1x 5.4x 5.8x 13

Restricted - External 0.0x 10.0x 20.0x 30.0x 40.0x 0% 5% 10% 15% 20% 25% 30% 35% Payments Companies Regression Analysis Source(s): FactSet. Market data as of 1/29/2025. Includes 63 companies in Payments space. Values above <0.0x and >85.0x are denoted as “NM” and excluded from the regression. EV/CY25E EBITDA vs CY25E Revenue Growth 21.0x 18.0x CY25E Revenue Growth EV/CY25E EBITDA Current Consensus 10% (Implied) Multiples Guidance (Low) Guidance (Mid) Guidance (High) 12.5x 11.6x 10.6x 3% 4% 5% 14

Illustrative Virgil Share Price Sensitivity

Preliminary Share Price Sensitivity

EV / 2025 EBITDA Multiple

EV / 2025 EBITDA Multiple	2025 EBITDA: LRP	Consensus	Preliminary Budget[1]	Illustrative Guidance[1]: High	Illustrative Guidance[1]: Mid	Illustrative Guidance[1]: Low	
% Delta vs. Consensus:	*+4.9%*	-	*(3.7%)*	*(7.5%)*	*(10.0%)*	*(12.5%)*	*(19.6%)*
	$104	$99	$96	$92	$90	$87	$80
21.0x (Current Multiple implied by Consensus)	$11.21	$10.76 (1/29 close)	$10.42	$10.07	$9.83	$9.60	$8.95
19.0x	$10.31	$9.90	$9.59	$9.27	$9.06	$8.85	$8.25
17.0x	$9.38	$9.02	$8.74	$8.45	$8.26	$8.07	$7.54
15.0x	$8.46	$8.13	$7.88	$7.63	$7.46	$7.29	$6.82
13.0x	$7.52	$7.24	$7.02	$6.80	$6.65	$6.51	$6.10
11.0x	$6.58	$6.34	$6.16	$5.97	$5.85	$5.73	$5.38

EV / 2025 Revenue Multiple

EV / 2025 Revenue Multiple	2025 Revenue: LRP	Consensus	Preliminary Budget[1]	Illustrative Guidance[1]: High	Illustrative Guidance[1]: Mid	Illustrative Guidance[1]: Low	
% Delta vs. Consensus:	*+1.4%*	-	*(3.0%)*	*(4.2%)*	*(4.9%)*	*(5.6%)*	*(10.0%)*
	$487	$480	$465	$460	$457	$453	$432
4.8x	$11.96	$11.82	$11.51	$11.39	$11.32	$11.24	$10.79
4.3x (Current Multiple implied by Consensus)	$10.88	$10.76 (1/29 close)	$10.48	$10.38	$10.31	$10.24	$9.84
3.8x	$9.81	$9.70	$9.45	$9.36	$9.30	$9.24	$8.88
3.3x	$8.73	$8.63	$8.42	$8.34	$8.28	$8.23	$7.92
2.8x	$7.64	$7.56	$7.37	$7.31	$7.26	$7.22	$6.95
2.3x	$6.55	$6.48	$6.33	$6.27	$6.23	$6.20	$5.98

Source(s): Company Filings, Management Estimates, Broker Research as of 1/29/2025. 1. Based on discussions with management.

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15

Restricted - External

Restricted - External Disclaimer The following pages contain material that was provided to the Board of Directors (the “Board”) of Virgil (the “Company”) by Barclays Capital Inc. (“Barclays”). The accompanying material and any Barclays presentation related to the material was compiled or prepared on a confidential basis solely for consideration by the Board and no part of it may be reproduced, distributed or transmitted without the prior written consent of Barclays. The information contained in this material was obtained from the Company[, the counterparty] and/or publicly available sources, and Barclays has relied upon such information without independent verification thereof and does not assume any liability for any such information. These materials are being provided in connection with an actual corporate engagement and may not be used or relied upon for any purpose other than as specifically contemplated by a written agreement with Barclays. 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